EX-10.3

GROUP ANNUITY CONTRACT OFFER AND ACCEPTANCE AGREEMENT

This OFFER AND ACCEPTANCE AGREEMENT (this “Agreement”) is entered into as of July 14, 2021 (the “Insurer Selection Date”) by and among Massachusetts Mutual Life Insurance Company (the “Insurer”), Pactiv LLC (the “Company”), acting solely in a non-fiduciary capacity as the sponsor of the Pactiv Evergreen Pension Plan (the “Plan”), and Pactiv North America Pension Plans Investment Committee (the “Committee”), acting solely in its capacity as named fiduciary for the Plan.

WITNESSETH

WHEREAS, the Company, as sponsor of the Plan, has amended the Plan to require that Plan liabilities for certain participants and beneficiaries currently receiving benefits be transferred to a licensed insurance company, and that such insurance company fully and irrevocably guarantee such benefits in accordance with a group annuity contract;

WHEREAS, in furtherance thereof, the Committee has been duly appointed by the Company in accordance with the governing documents of the Plan and has the requisite authority and responsibility to select the insurer or insurers to issue one or more group annuity contracts and effectuate the Plan’s purchase of said group annuity contract(s);

WHEREAS, the Committee provided the Insurer the Annuity Purchase Request for Proposal dated May 11, 2021 (the “RFP”) and the Insurer responded with a final written proposal dated July 14, 2021 (the “Proposal”) that addressed certain specifics of the group annuity contract;

WHEREAS, the Insurer wishes to issue to the Company a group annuity contract on the terms and subject to the conditions set forth herein;

WHEREAS, the Committee has determined that the Plan’s purchase of such group annuity contract as provided for herein satisfies the applicable requirements of ERISA;

WHEREAS, the parties wish to enter into this Agreement to provide for such purchase and the issuance of such group annuity contract by the Insurer to the Company;

WHEREAS, the Company is entering into this Agreement, and undertaking the actions contemplated by such, solely in a non-fiduciary capacity as plan sponsor of the Plan; and

WHEREAS, the Committee is entering into this Agreement, and undertaking the actions contemplated by such, solely in its capacity as named fiduciary for the Plan.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

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ARTICLE I DEFINITIONS AND INTERPRETATION

Section 1.1 D efinitions. For purposes of this Agreement:

“Agreement” has the meaning ascribed in the preamble. For avoidance of doubt, the term “Agreement” includes the attached Exhibits.

“Annuitant” has the meaning ascribed to the term “Participant” (or such other similar term) in the Group Annuity Contract and includes, as applicable, a joint annuitant or beneficiary.

“Annuity Certificate” means an annuity certificate to be issued by the Insurer to Annuitants pursuant to this Agreement, generally in the specimen form attached as Exhibit C, as revised in accordance with section 2.3.

“Annuity Payment” means the monthly payments (or such other periodic payments) payable to Annuitants pursuant to the Group Annuity Contract as set forth on the appendices or exhibits attached thereto (the “Annuitant Payment Schedules”).

“Annuitant Payment Schedules” has the meaning ascribed in the definition of “Annuity Payment”.

“Asset Valuation” has the meaning ascribed in Section 2.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.

“Cash Payment” has the meaning ascribed in Section 2.1(c). “Closing Date” means July 21, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable regulations and guidance thereunder;

“Consent” means any consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, permission or waiver.

“Effective Date” means the date on which the Insurer receives the Premium.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations and guidance thereunder (including, without limitation, U.S. Department of Labor interpretive bulletin set out at 29 C.F.R. § 2509.95-1).

“General Account” means the Insurer’s general account that will be used to pay all or a portion of the Annuity Payments due under the Group Annuity Contract.

“Governmental Approval” means any consent of a Governmental Authority.

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“Governmental Authority” means any federal, state, municipal, foreign or local government or quasi-governmental authority or any regulatory or administrative body, department, agency, insurance commission or commissioner, subdivision, court or other tribunal, arbitrator or arbitral body of any of the foregoing.

“Group Annuity Contract” means the single premium, non-participating group annuity contract, all appendices and exhibits thereto, to be issued by the Insurer to the Company pursuant to this Agreement, generally in the specimen form attached as Exhibit C, as revised in accordance with section 2.3.

“Insurer Call Center” has the meaning ascribed in Section 4.2. “Insurer Payment Commencement Date” means November 1, 2021. “Insurer Selection Date” has the meaning ascribed in the preamble.

“Law” means any federal, state, foreign or local law, statute, ordinance, regulation, rule or order of any Governmental Authority applicable to the business of the Insurer.

“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, penalty, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising.

“Negotiated Terms” means the RFP and the Proposal provided that, in the event of a conflict, the terms of the Proposal shall control.

“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Authority or other entity.

“Plan Trustee” means Northern Trust Company. “Premium” means

“Proposal” means Insurer’s proposal dated July 14, 2021.

“Transferred Assets” means the assets included on the Transferred Assets Schedule. “Transferred Assets Schedule” means the statement of assets to be transferred to the

Insurer in the Transaction in substantially the form attached hereto as Exhibit D. “Welcome Kit” has the meaning ascribed in Section 4.1.

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ARTICLE II

GROUP ANNUITY CONTRACT ISSUANCE

Section 2.1 The Committee will cause the Plan Trustee to transfer assets and cash to the Insurer as follows:

(a)Promptly following the execution of this Agreement, MassMutual will deliver to the Company and the Committee the Transferred Asset Schedule and a calculation of the value of each asset on the Transferred Assets Schedule as of the close of business on the Business Day immediately prior to the Insurer Selection Date (the “Asset Valuation”). The Asset Valuation will be calculated in accordance with “Pactiv_Final AIK Instructions.pdf” provided to the Insurer on July 1, 2021.

(b)As soon as practicable following delivery of the Transferred Assets Schedule, the Committee will direct the Plan Trustee to assign, transfer and deliver the Transferred Assets to the Insurer on the Closing Date, in accordance with the asset transfer procedures set forth in Premium Wire and Asset Transfer Instructions of the Proposal.

(c)In conjunction with the execution of this Agreement, the Committee will direct the Plan Trustee to pay to the Insurer an amount of cash (the “Cash Payment”) equal to the difference between the Premium and the Asset Valuation, in accordance with the wire instructions contained in Exhibit B. The Cash Payment will be made on the Closing Date.

(d)The Insurer will deposit the Transferred Assets and the Cash Payment into the Insurer’s General Account.

Section 2.2  Subject to receipt of the Premium as required under this Agreement, as of  the Effective Date, the Insurer irrevocably undertakes to issue the Group Annuity Contract as provided in Section 2.3, which Group Annuity Contract will unconditionally and irrevocably guarantee the full payment of all Annuity Payments in respect of each Annuitant from and after the Insurer Payment Commencement Date.

Section 2.3After the Closing Date, Insurer, Company and the Committee shall each use commercially reasonable efforts to revise the specimen forms of Group Annuity Contract and Annuity Certificate attached hereto as Exhibit A and Exhibit C, respectively, to reflect the Negotiated Terms and the terms of this Agreement (which will supersede the Negotiated Terms to the extent in conflict). Insurer shall submit the revised specimen forms of Group Annuity Contract and Annuity Certificates for approval by the applicable Governmental Authorities no later than fourteen (14) days after the Insurer, Company and Committee have agreed to the final terms of the Group Annuity Contract and Annuity Certificates, respectively. In the event that any required Governmental Approval, is not granted, or if the form of Group Annuity Contract (or of an Annuity Certificate) is disapproved, the Insurer, the Company and the Committee will cooperate in good faith to mutually agree on such modifications as necessary to address the requests of the Governmental Authority and, to the extent possible, preserve the provisions included in the form of Group Annuity Contract (or of an Annuity Certificate) as initially prepared in accordance with this Section 2.3.

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Section 2.4 If the Insurer has received the Premium, on and after the Insurer Payment Commencement Date Insurer will make full payment of all Annuity Payments as provided in this Agreement, even if, for any reason, the Group Annuity Contract has not been issued and delivered to the Company.

Section 2.5 Without limiting the remainder of this Agreement, the Group Annuity Contract (including the Annuity Payment Schedules) will (i) be drafted, finalized and issued in a timeline mutually agreed to by all parties (subject to any delay caused by forces outside of the parties’, including delay in obtaining any required Governmental Approval), and (ii) be subject to the Insurer’s receipt of the necessary Annuitant data, and the data reconciliation process and related calculation of the additional premium from or premium refund to the Plan as described in the Premium section of the Proposal. The parties will cooperate fully with each other in effecting the timeline as described above.

Section 2.6 The Insurer will mail an Annuity Certificate to each Annuitant at the last address designated for such Annuitant provided by the Company (or at such address otherwise determined by the Insurer to be the Annuitant’s current address), such mailing to be made as promptly as practicable but in no event later than the later of (i) sixty (60) days after the Group Annuity Contract is issued and (ii) sixty (60) days after the Annuity Certificates have been approved by the relevant Governmental Authorities.

Section 2.7    Upon issuance, the terms of the Group Annuity Contract will supersede the Negotiated Terms and the terms of this Agreement with respect to the subject matter thereof.

Section 2.8 Each party hereto will take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary on its part to effectuate the transactions contemplated by this Agreement.

ARTICLE III REPRESENTATIONS AND WARRANTIES

Section 3.1 The Insurer hereby represents and warrants to the Company and the Committee that:

(a)The Insurer is a life insurance company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. The Insurer has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Insurer under this Agreement. The Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations set forth in the Group Annuity Contract makes such qualification or licensing necessary.

(b)The Insurer has received all appropriate corporate approvals and no other action on the part of the Insurer or its affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be undertaken by the Insurer under this Agreement, provided that approval (which will not be

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unreasonably withheld) by applicable officers of the Insurer of the form of the Group Annuity Contract and Annuity Certificates, as negotiated by the parties, is required if the Group Annuity Contract and Annuity Certificates are required to be filed with the appropriate Governmental Authorities. This Agreement is a valid and binding obligation of the Insurer and enforceable against the Insurer in accordance with its terms.

(c)The Group Annuity Contract and Annuity Certificates will be duly executed and delivered by the Insurer and will be a valid and binding obligation of the Insurer and enforceable against the Insurer by, as applicable, the Company, the Committee, the Plan, the Plan Trustee and each Annuitant, in accordance with its terms.

(d)The business of the Insurer has been and is being conducted in material compliance with applicable Laws, and none of the licenses, permits or Governmental Approvals required for the continued conduct of the business of the Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by the Insurer hereunder.

(e)All responses given by the Insurer to the Committee in the Committee’s due diligence process in selecting an insurer or insurers for the Plan’s purchase of a group annuity contract preceding the execution of this Agreement hereunder were and continue to be true and correct.

(f)	The Premium includes no commissions.

(g)The Insurer will notify the Committee and the Company promptly of the occurrence of any event that would cause any of the representations and warranties contained in this Agreement to be untrue or inaccurate in any material respect.

(h)Following receipt by such Insurer of the applicable Transferred Assets, the Plan, the Company, the Committee and their respective affiliates will not have any liability to pay any annuity payment under the applicable Group Annuity Contract.

(i)The Group Annuity Contract, when executed, will be duly executed and delivered by the Insurer and will be a valid and binding obligation of such Insurer and enforceable against such Insurer by the Company, the Committee and each applicable Annuitant in accordance with its terms. At all times, the right to a benefit and all other provisions under a Group Annuity Contract, in accordance with such Group Annuity Contract’s terms, will be enforceable at the sole choice of the applicable Annuitant to whom the benefit is owed under such Contract. In the event that the Company, as the contractholder, ceases to exist, notifies such Insurer that it will cease to perform its obligations under the applicable Group Annuity Contract, or no longer has obligations under such Group Annuity Contract, such Group Annuity Contract will remain a valid and binding obligation of such Insurer, irrevocable and in full force and effect, and enforceable against such Insurer by each applicable Annuitant in accordance with its terms, subject to the Enforceability Exceptions.

(j)As of the Insurer Selection Date, there is no action pending or, to such Insurer’s knowledge, threatened against such Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Agreement or that could

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reasonably be expected to materially impair or restrict such Insurer’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 3.2The Company hereby represents and warrants to the Insurer that:

(a)The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware.

(b)Each of the Company and the Committee are authorized to enter into this Agreement and to perform all actions ascribed to it herein and therein.

(c)	The Company is authorized to enter into the Group Annuity Contract.

(d)This Agreement has been duly executed by authorized representatives of the Company and the Committee and is a legal, valid, and binding obligation of the Company and the Committee and is enforceable in accordance with the terms hereof.

(e)To the best of its knowledge, the execution of this Agreement and performance of this Agreement by such party do not and will not (i) conflict with or result in a default under any agreement to which it is a party, or (ii) violate any law, regulation, order, license, decree or judgment by which it is bound.

(f)To the best of the Company’s knowledge, the Plan is qualified under Section 401(a) of the Code.

(g)The Committee has been duly appointed as fiduciary of the Plan with respect to the purchase of one or more group annuity contracts to (i) be the designated fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with ERISA, (ii) determine whether the transactions contemplated under this Agreement satisfy ERISA, (iii) represent the interests of the Plan and its participants and beneficiaries in connection with the negotiation of the Proposal and this Agreement and the terms of any agreements with MassMutual, including the Contract and the Annuity Certificates, (iv) direct the Plan trustee on behalf of the Plan to transfer the Premium in connection with the consummation of the transactions contemplated under this Agreement, and (v) take all other actions on behalf of the Plan necessary to effectuate the foregoing.

(h)With respect to the transactions contemplated hereby, the Insurer (including any affiliate) has not provided the Plan or the Company with any investment recommendations, advice or appraisals and has not acted in a fiduciary capacity with respect to the Plan.

(i)The Company, the Committee and the Plan have no Liability for any fee, commission or payment to any broker, finder or agent with respect to the transactions contemplated by this Agreement (including, without limitation, the issuance of the Group Annuity Contract).

(k) The Company or Committee will notify the Insurer promptly of the occurrence of any event that would cause any of the representations and warranties contained in this Agreement to be untrue or inaccurate in any material respect.

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Section 3.3The Committee hereby represents and warrants to the Insurer that:

(a)It has been duly appointed by the Company in accordance with the governing documents of the Plan and has the requisite authority and responsibility to select the insurer or insurers to issue one or more group annuity contracts and effectuate the Plan’s purchase of the Group Annuity Contract.

(b)It has reviewed the Proposal with its actuarial, financial and legal advisors and made the determination to purchase the Group Annuity Contract after consideration of the requirements of ERISA and the Code.

(c)It understands and agrees that an adjustment to the Premium due under the Contract may be made in the event that the final participant data is different from the data provided by the Company, the Plan or the Committee, or by their advisors, that served as the basis for the Proposal.

(d)With respect to the transactions contemplated hereby, the Insurer (including any affiliate) has not provided the Committee with any investment recommendations, advice or appraisals and has not acted in a fiduciary capacity with respect to the Plan.

(e)The Plan Trustee has been duly appointed as the directed trustee of the trust formed under the Plan and is obligated to follow the Committee’s directions to effectuate and consummate the transactions contemplated by this Agreement.

(f)The Committee will notify the Insurer promptly of the occurrence of any event that would cause any of the representations and warranties contained in this Agreement to be untrue or inaccurate in any material respect.

(g)To Committee’s knowledge, the mortality experience data file labeled “202100604_Mortality Experience Data (For Insurers).xlsx” provided on June 4, 2021, by or on behalf of the Committee to Insurer did not contain any misstatements or omissions that were, in the aggregate, material.

ARTICLE IV ADMINISTRATION AND COMMUNICATIONS

Section 4.1. On or before October 25, 2021, Insurer will mail a welcome kit to Annuitants (the “Welcome Kit”). Insurer will send a preliminary draft of the Welcome Kit to Company and Committee as soon as practicable after the Effective Date, and Insurer will consider in good faith any comments made by Company or Committee on or before ten (10) business days after they receive the preliminary draft of the Welcome Kit from Insurer.

Section 4.2 The Insurer will maintain, at its cost and expense, a toll-free phone number (the “Insurer Call Center”) which will be available from and after the date the Welcome Kit is mailed to Annuitants that Annuitants may call with questions related to such individual’s Annuity Payments and Annuity Certificate (or the Group Annuity Contract), it being understood that the Insurer Call Center need not be solely dedicated to Annuitants. From the Closing Date until Insurer’s Call Center becomes available, staff of the Insurer Call Center will respond to inquiries

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from Annuitants by providing a general description of the transfer of benefits and referring or transferring the caller to the current Plan administration customer line.

Section 4.3 The Company will maintain for a period of one year following the Closing Date, at its cost and expense, a point of contact communicated to the Insurer to which Insurer may refer Annuitants who pose questions that the Insurer cannot answer related to their Plan benefits. In the event that an Annuitant contacts the Company with questions related to such individual’s Annuity Payments or Annuity Certificate (or the Group Annuity Contract), the Company may refer such individual to the Insurer Call Center.

Section 4.4 The Insurer will take, or cause to be taken, all actions and do, or cause to be done, all things necessary to coordinate the transfer to the Insurer of all administration responsibilities necessary to effectively provide the recordkeeping and administration services regarding Annuity Payments commencing on the Insurer Payment Commencement Date. The Company and the Committee agree to cooperate with the Insurer in the transfer of such recordkeeping and administration services, including instructing any third-party service provider to provide the Insurer with any information or records in their possession.

Section 4.5 The Company and the Insurer each may make such public written or oral statements related to the transactions contemplated by this Agreement as it deems necessary or appropriate, in its sole discretion; provided that Company must first seek to provide the Insurer with a reasonable opportunity to comment upon such statements in advance to the extent practicable, and will consider any comments made by the other party in good faith and Insurer must obtain prior written approval from the Company prior to issuing any written or oral statement. No party will have any right of approval over public statements by the other party, except to the extent contemplated herein.

ARTICLE V MISCELLANEOUS

Section 5.1 This Agreement constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations (whether written or oral) by, among or between the parties, written or oral, to the extent they relate and conflict in any way to the subject matter hereof.

Section 5.2 No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each party thereto. No waiver of any breach of this Agreement will be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. Except where a specific period for action or

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inaction is provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 5.3 This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, and any attempt to do so will be null and void ab initio, without any effect whatsoever.

Section 5.4 Except to the extent preempted by applicable Federal Law, this Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without regard to any principles of conflicts of law thereof that would permit or require the application of the Laws of another jurisdiction.

Section 5.5 The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the breaching party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree that by seeking the remedies provided for in this Section, a party will not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) if the remedies provided for in this Section are not available or otherwise are not granted.

Section 5.6 The invalidity or unenforceability of any provision of this Agreement will  not affect the validity or enforceability of any other provisions of this Agreement. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.

Section 5.7 This Agreement will not confer any rights or remedies upon any Person  other than the parties hereto and the respective successors and permitted assigns of the foregoing.

Section 5.8  This Agreement may be executed in one or more counterparts, each of  which will be deemed an original but all of which together will constitute one and the same instrument.

Section 5.9 The parties each hereby acknowledge that (i) the parties jointly and equally participated in the drafting of this Agreement, (ii) the parties have each been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption will be made that any provision of this Agreement will be construed against any party by reason of such role in the drafting of this Agreement.

Section 5.10 The headings of the Articles herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 5.11From and after the Closing Date, the Insurer agrees, severally as to itself and not jointly, to indemnify, defend and hold the Company, the Plan, the Committee and their

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respective affiliates, officers, directors, employees, Plan fiduciaries, agents and other representatives (each, a “Company Indemnified Party”) harmless from and against any and all actual, but not potential or contingent, losses, damages, costs and expenses (in each case, including reasonable out of pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against such Company Indemnified Party by a third party that is threatened or brought against or that involves a Company Indemnified Party and that arises out of or relates to (a) any breach by such Insurer of a representation, warranty or covenant under this Agreement or the applicable Group Annuity Contract or (b) any failure by such Insurer to make, or cause to be made, any payments required to be made by such Insurer pursuant to the applicable Group Annuity Contract or the annuity certificates issued thereunder (collectively, “Company Indemnified Claims”). For the avoidance of doubt, Company Indemnified Claims will not include any failure to make any payment required to be made by the Plan to any Plan participant, annuitant, joint annuitant or beneficiary under the terms of the Plan that is due prior to November 1, 2021 or that is not required to be made by Insurer under the Group Annuity Contract. Insurer will have the right at any time to assume the defense with counsel of its choice reasonably satisfactory to the Company Indemnified Party and to control the defense of such Company Indemnified Claim, provided, however, that Insurer will not consent to the entry of any judgment or enter into any settlement without prior written consent of the Company Indemnified Party unless the judgment or proposed settlement involves only the payment of money by Insurer and does not admit liability on the part of a Company Indemnified Party.

From and after the Closing Date, Company agrees indemnify, defend and hold Insurer and its affiliates, officers, directors, employees, agents and other representatives (each, an “Insurer Indemnified Party”) harmless from and against any and all actual, but not potential or contingent, losses, damages, costs and expenses (in each case, including reasonable out of pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against such Insurer Indemnified Party by a third party that is threatened or brought against or that involves an Insurer Indemnified Party and that arises out of or relates to (a) any breach by Company of a representation, warranty or covenant under this Agreement or the applicable Group Annuity Contract, or (b) any failure by a Company Indemnified Party to (i) pay a benefit due under the Plan to any Plan participant, annuitant, joint annuitant or beneficiary, other than any payment for which Insurer has assumed an obligation under the terms of the Group Annuity Contract, (ii) properly determine benefits due to any Plan participant, annuitant, joint annuitant or beneficiary under the Plan, or (iii) accurately and completely describe to Insurer and in the Group Annuity Contract any benefit to be payable to an Annuitant under the Group Annuity Contract (collectively, “Insurer Indemnified Claims”). Company will have the right at any time to assume the defense with counsel of its choice reasonably satisfactory to the Insurer Indemnified Party and to control the defense of such Insurer Indemnified Claim, provided, however, that Company will not consent to the entry of any judgment or enter into any settlement without prior written consent of the Insurer Indemnified Party unless the judgment or proposed settlement involves only the payment of money by Company and does not admit liability on the part of an Insurer Indemnified Party.

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Section 5.12 Insurer will comply, and will use commercially reasonable efforts to ensure that all of its affiliates, agents, and subcontractors comply, with all Laws governing the confidential information of all applicable Annuitants, including those Laws relating to privacy, data security and protection and the safeguarding of such information, and its maintenance, disclosure and use. Insurer will maintain commercially reasonable administrative, technical and physical safeguards to protect the privacy and security of the confidential information related to the applicable Payees in its custody or under its control. Insurer has established and will maintain commercially reasonable internal written policies relating to the confidential information of any applicable Annuitant in its custody or under its control. Insurer will comply in all material respects with any internal written policies relating to the confidential information of any applicable Annuitant in its custody or under its control as in effect from time to time. Insurer acknowledges that it is responsible from and after the Closing Date for any Data Breach with respect to the applicable Annuitant data. For purposes of this Section 5.12, “Data Breach” with respect to Insurer means any act or omission by such Insurer or its agents, subcontractors or service providers (“Authorized Persons”) that compromises either the security, confidentiality or integrity of any applicable Annuitant data in its custody or under its control or the physical, technical, administrative or organizational safeguards put in place by such Insurer (or any Authorized Persons) that relate to the protection of the security, confidentiality or integrity of any personally identifying information of any applicable Payee that is in its custody or under its control.

Section 5.13 If the Company concludes that disclosure of this Commitment Agreement and/or either or both of the Contracts is required by the rules of the Securities and Exchange Commission (“S EC”), (i) the Company will cooperate with the Insurer to make a request to the SEC for confidential treatment of information relating to the pricing of the Contracts and such other information as the Company and the Insurer mutually conclude is competitively sensitive from the perspective of the Company or the Insurer or otherwise merits confidential treatment and

(ii) the Company will provide the Insurer with a copy of any material correspondence (written or oral) with the SEC regarding any such application for confidential treatment, and the Company and the Insurer will otherwise reasonably cooperate in connection with such request, including by the Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:

Name:

_

Title:

PACTIV LLC

By:

Name:

_

Title:

PACTIV NORTH AMERICA PENSION PLANS INVESTMENT COMMITTEE

By:

Name:

_

Title:

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EXHIBIT A

GROUP ANNUITY CONTRACT – SPECIMEN FORM

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EXHIBIT B

GROUP ANNUITY CONTRACT – CASH PAYMENT WIRING INSTRUCTIONS

b.

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EXHIBIT C

ANNUITY CERTIFICATE – SPECIMEN FORM

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EXHIBIT D TRANSFERRED ASSET SCHEDULE

[List Assets]